SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2008

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

150 INDEPENDENCE DRIVE, MENLO PARK, CA		94025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 323-4100

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On February 14, 2008, as part of its regular review of compensation matters and market practices, the Compensation Committee of the Board of Directors of Ultra Clean Holdings, Inc. (the “Company”) approved a severance policy for certain executive officers.  The policy only applies to executive officers who currently do not have employment agreement or offer letter severance protection.  An executive officer is eligible to receive the following severance benefits if he or she is terminated without cause and signs a general release of claims:

• 75% of the executive’s then-current annual base salary;
• 50% of the executive’s average annual cash bonus and/or cash incentive compensation over the prior 3 years; and
• Reimbursement of COBRA costs for up to 9 months.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On February 14, 2008, the Board of Directors of the Company approved the amendment of the Company’s Amended and Restated Bylaws (the “Bylaws”), to, among other things: (i) permit meetings, notices, proxies, ballots and other business or communications between the Company and its stockholders to be held or communicated via electronic transmission and (ii) reflect the fact that the Stockholders' Agreement dated March 24, 2004, as amended, is no longer in effect and that FP-Ultra Clean L.L.C. is no longer a stockholder of the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Second Amended and Restated Bylaws attached hereto as Exhibit 3.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.01:     Second Amended and Restated Bylaws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	February 21, 2008	By:	/s/ Jack Sexton
			Name:	Jack Sexton
			Title:	Vice President and Chief Financial Officer